Share Transfer Agreement

Party A: Zhejiang Kandi Vehicles Co. Ltd.
Party B: Erwa Lu
Party C: Bilian Zhu

After friendly negotiations, parties A, B and C have reached an agreement to the arrangements related to the transfer of party A’s shares of Zhejiang Yongkang Import & Export Co. Ltd. (“Dingji”) to parties B and C as follows:

1.
Party A will transfer 100% of its shares of Dingji to parties B and C. Party B shall pay to Party A RMB 3.5 million for 70% of the Dingji shares, and Party C shall pay to Party A RMB 1.5 million for the remaining 30% of the Dingji shares.

2.
After the transfer of shares, Party A will no longer have any rights or responsibilities as a shareholder of Dingji, while parties B and C will become shareholders of Dingji and have all the rights and responsibilities of the shareholders prescribed in Dingji’s Articles of Association.

3.	This agreement is signed in the meeting room of Dingji on May 9, 2008 and takes effect immediately after signing and stamping.

Party A:

Party B:

Party C:

May 9, 2008